AXA EQUITABLE LIFE INSURANCE COMPANY

                                   ENDORSEMENT
                           APPLICABLE TO IRA CONTRACTS

In this Endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company ("AXA Equitable") and "you" and "your" mean the Owner. For purposes of this Endorsement, references to "Contract" also include "Certificate".

When issued with this Endorsement, and as specified in the Data Pages, this Contract is issued as an individual retirement annuity contract which meets the requirements of Section 408(b) of the Code ("IRA Contract"). This IRA Contract is established for the exclusive benefit of you and your beneficiaries.

Your entire interest under this Contract is not forfeitable.

The provisions of this IRA Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

PART I - DEFINITIONS

1. ANNUITY COMMENCEMENT DATE. The following is added to the existing definition:

You may not choose an Annuity Commencement Date later than the maximum maturity age, currently age [95]. If you choose a Date later than age 70 1/2, you must meet the lifetime Required Minimum Distribution rules applicable to this IRA Contract by making withdrawals at least annually with respect to this Contract.

2. OWNER. The existing definition is replaced by the following:

"Owner" means the individual shown on the Data Pages, who must also be the Annuitant. Joint Owners are not permitted. The Owner of this Contract cannot be changed.

3. REQUIRED MINIMUM DISTRIBUTIONS PAYMENTS. This definition is added:

"Required Minimum Distribution Payments" means the payments from or with respect to this Contract that are required by Sections 408(b) and 401(a)(9) of the Code and are described in Item 8 of this Endorsement, "Required Minimum Distributions."

PART III - CONTRIBUTIONS AND ALLOCATIONS

4. LIMITS ON CONTRIBUTIONS. The following is added at the end of the existing
Section:

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications.


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We indicate in the Data Pages and in this Section any limits on the type, source or amount of Contributions we will accept.

(a) "Regular" traditional IRA Contributions; Maximum Permissible Amount

Except in the case of a "rollover contribution" or a direct transfer contribution described in paragraph (b) below, or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in
Section 408(k) of the Code, the total of such Contributions will not exceed the dollar limits in the next two paragraphs of this Section for any taxable year. We do not accept SEP contributions under this IRA Contract.

The total of such Contributions, which are not rollover direct transfer or SEP contributions to this Contract shall not exceed:

      $4,000 for any taxable year beginning in 2005 through 2007; and $5,000 for any taxable year beginning in 2008 and years thereafter.

After 2008, the annual dollar limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 219(b)(5)(D) of the Code. Such adjustments will be in multiples of $500.

If you are age 50 or older, the annual dollar limit on contributions is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

(b) Rollover and Direct Transfer Contributions

A "rollover contribution" is one permitted by any of the following Sections of the Code: 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and
457(e)(16). A "direct transfer" contribution is the transfer of amounts to this Contract directly from an individual retirement account or another individual retirement annuity contract, which meets the requirements of Section 408 of the Code.

(c ) SIMPLE IRA Limits

No Contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date you first participated in that employer's SIMPLE IRA plan.

(d) Other temporary rules. (1) An individual eligible to do so may make a repayment of a qualified reservist distribution described in Section 72(t)(2)(G) of the Code during the 2-year period beginning on the day after the end of the active duty period or by August 17, 2008, if later.


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(2) In addition to amounts described above, for purposes of determining the applicable amount of a regular IRA contribution in paragraph (a), if you were a participant in a Section 401(k) plan of a certain employer in bankruptcy described in Section 219(c)(5)(C) of the Code, then the applicable amount is increased by $3,000. This increase in the applicable amount applies only for the taxable years 2007, 2008 and 2009. If you make a larger regular contribution under this provision, you cannot also make age 50 or older contributions as described above in paragraph (b) for the same taxable year.

PART VI - DEATH BENEFITS

5. DEATH BENEFIT. The following is added to the existing Section:

      Under either of the following two circumstances, the death benefit described in the "Death Benefit" section of this Contract will not be paid at your death before the Annuity Commencement Date and the coverage under this Contract will continue if:

      (1) You are married at the time of your death and the person named as sole Beneficiary under the "Beneficiary" section of this Contract is your surviving spouse; and your surviving spouse elects to become "Successor Owner and Annuitant" of your Contract.

      (2) Also, a death benefit will not be paid under the "Death Benefit" Section of this Contract, if the "Beneficiary Continuation Option" under
      Item 7 of this Endorsement is in effect.

6. BENEFICIARY. The following sentence is added at the end of the second paragraph of the existing Section:

Unless you specifically elect in writing otherwise, we will treat each Beneficiary's share of the Death Benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.

7. BENEFICIARY CONTINUATION OPTION. The following is added at the end of Part
VI:

This Item 7 will apply only if you die before the Annuity Commencement Date and the Beneficiary(ies) under the "Beneficiary" Section of this Contract is an individual. With the exception of the following paragraph, this Item 7 does not apply to any Beneficiary which is not an individual, and that non-individual Beneficiary's portion of the death benefit described in the "Death Benefit" Section of this Contract is payable to that Beneficiary.

This Item 7 applies to a non-individual Beneficiary only if it is a "see-through trust". A see-through trust is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine. If such a "see-through trust" described in Treasury Regulation Section 1.401(a)(9)-4 Q&A A-5, or any successor Regulation, is the Beneficiary named in the "Beneficiary" Section of this Contract, the individual used as the measuring life for calculating payments is the oldest beneficiary of such trust.

If this Item 7 applies and there is more than one Beneficiary, the Annuity Account Value and any other interest under this Contract described in Item 8 will be apportioned among your Beneficiaries as you designate pursuant to the "Beneficiary" Section of this Contract.


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If the Beneficiary qualifies to continue this Contract, and we receive that
Beneficiary's completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that Beneficiary may continue your Contract pursuant to this Item 7 under the terms set forth in (a) through (h) below. Each such Beneficiary electing to continue his or her portion of the interest under this Contract is a "Continuation Beneficiary". For any Beneficiary who does not timely elect to continue his or her portion of the interest under this Contract, we will pay that Beneficiary's share of the death benefit pursuant to the "Death Benefit" Section of this Contract in a single sum.

     a. Each Continuation Beneficiary will automatically become the Annuitant as defined in this Contract with respect to that Continuation Beneficiary's portion of the interest in this Contract. If you have specifically elected under the "Beneficiary" Section of this Contract and Item 7 of this Endorsement that we not separately account for each Beneficiary's portion of the interest in this Contract, the oldest Continuation Beneficiary will be the Annuitant used as the measuring life for purposes of calculating the Required Minimum Distribution payments in Item 8, Part B (Minimum Distribution Rules-Required Payments After Death).

     b. Each Continuation Beneficiary may transfer amounts among the Investment Options with respect to that Continuation Beneficiary's portion of the interest in this Contract.

c. A Continuation Beneficiary cannot make any additional Contributions to this Contract.

     d. Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary's portion of the interest in this Contract will be made in accordance with requirements described in Item 8, Part B (Minimum Distribution Rules-Required Payments After Death).

     e. A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue this Contract are not subject to a Withdrawal Charge.

     f. Upon a Continuation Beneficiary's death, we will make a single sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary's designated Beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with paragraph (b)(1) or (b)(2) of Item 8, Part B (Minimum Distribution Rules-Required Payments After Death).

     g. The Continuation Beneficiary may not assign his/her share of the interest in this Contract. This Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary.

     h. If a minimum death benefit or enhanced death benefit pursuant to the "Death Benefit" Section of this Contract is in effect as of the date we receive satisfactory proof of your death, any required instructions for the method of payment, information and forms necessary to effect payment, the charges, if any, for such benefit(s) will no longer apply


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          and the minimum death benefit and the enhanced death benefit will no longer be in force. If the Annuity Account Value at the time of death is less than the minimum death benefit, then we will reset the Annuity Account Value to equal the death benefit.

PART VII - ANNUITY BENEFITS is changed to "ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTIONS".

8. REQUIRED MINIMUM DISTRIBUTION RULES. This Section is added:

This Contract is subject to these "Required Minimum Distribution" rules of Sections 408(b) and 401(a)(9) of the Code and the Treasury Regulations that apply.

Part A of this Item 8 describes the Required Minimum Distributions to be made during your lifetime. Part B of this Item 8 describes the Required Minimum Distributions to be made after your death, if you die before your entire interest in this Contract is distributed to you. The Required Minimum Distribution Rules may be satisfied by either electing an Annuity Benefit or by taking withdrawals at least annually from or with respect to your entire interest in this Contract, all as subject to these rules.

If you choose annual withdrawals, your annual Required Minimum Distribution payments calculated for this Contract may be made from this Contract or from another individual retirement arrangement that you maintain, pursuant to Treasury Regulations. If you do not take Required Minimum Distribution payments from this Contract, we will assume that you are taking them from another individual retirement arrangement that you maintain.

For purposes of both the "lifetime" Required Minimum Distribution rules and the Required Minimum Distribution rules after death, the following definitions and conditions apply:

      Your "entire interest" in this Contract for purposes of the Required Minimum Distribution Rules. Your "entire interest" in this Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treasury Regulation Section 1.408-8 or any successor Regulation and, in addition to the dollar amount credited, the actuarial present value of any additional benefits provided under this IRA contract, such as guaranteed death benefits.

      Required Beginning Date. Your "Required Beginning Date" is the first day of April following the calendar year in which you attain age 70 1/2. This is the latest date when your lifetime Required Minimum Distribution payments with respect to this Contract can start.

A.  REQUIRED MINIMUM DISTRIBUTION RULES -PAYMENTS DURING YOUR LIFE

Notwithstanding any provision of this Contract to the contrary, the distribution of your interest in this Contract shall be made in accordance with the requirements of Code Section 408(b)(3) and the Treasury Regulations thereunder, the provisions of which are herein incorporated by reference. Prior to the date that this Contract is annuitized the distribution of your interest in this Contract must satisfy the requirements of Code Section 408(a)(6) and the Regulations thereunder.

Your entire interest in this Contract will be distributed or begin to be distributed no later than your Required Beginning Date defined above. Your entire interest may be distributed, as you


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elect, over (a) your life, or the lives of you and your designated Beneficiary, or (b) a period certain not extending beyond your life expectancy, or the joint and last survivor expectancy of you and your designated Beneficiary.

These "lifetime" Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&A A-14 of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A A-2 of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation.

The distribution periods described in the second preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation.

The first lifetime Required Minimum Distribution payment can be made as late as April 1 of the year following the year you attain age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

B. MINIMUM DISTRIBUTION RULES - REQUIRED PAYMENTS AFTER DEATH

(a) Death On or After Lifetime Required Minimum Distribution Payments Commence. If you die on or after lifetime Required Minimum Distribution payments commence, any remaining portion of your interest will continue to be distributed under the Annuity Benefit or other option under this Contract.

(b) Death Before Lifetime Required Minimum Distribution Payments Commence. If you die before lifetime Required Minimum Distribution Payments commence, your entire interest will be distributed at least as rapidly as follows:

          (1) If your designated Beneficiary is someone other than your surviving spouse as described in the immediately following paragraph, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of the designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of your death. In the alternative, the Beneficiary may elect to take distribution of your entire interest in accordance with this Item 8, Part B, paragraph (b)(3) below.

          (2) If your sole designated Beneficiary is your surviving spouse, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70 1/2, if later), over such surviving spouse's life. In the alternative, your surviving spouse may elect to take distribution of your entire interest in accordance with Item 8, Part B, paragraph (b)(3) below. If your surviving spouse dies before these required distributions commence to him or her, your remaining interest will be distributed, starting by the end of the calendar year following the calendar year of your surviving spouse's death, over your spouse's designated Beneficiary's remaining life expectancy determined using such Beneficiary's age as of his or her birthday in the year following the death of your spouse. In the alternative, that Beneficiary may elect to take distribution of your entire interest in accordance with Item 8, Part B


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               paragraph (b)(3) below. If your surviving spouse dies
               after these required distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Benefit or other option under this Contract.

          (3) If there is no individual designated as Beneficiary, or if the applicable Beneficiary chooses this alternative, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your surviving spouse's death in the case of the surviving spouse's death before distributions are required to begin under this Item 8, Part B, paragraph (b)(2) above).

          (4) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary's age in the year specified in paragraph (b)(1) or
               (b)(2) of this Item 8, Part B and reduced by 1 for each subsequent year.

     (c) If the designated Beneficiary is your surviving spouse distribution of your interest need not be made until your surviving spouse's Required Beginning Date for lifetime Required Minimum Distributions described above in this Item 8, or your surviving spouse's death if earlier.

     (d) For purposes of paragraphs (a) and (b) of this Item 8, Part B above, Required Minimum Distributions are considered to commence on your Required Beginning Date defined above in this Item 8, Part B or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treasury Regulation
          Section 1.401(a)(9)-6 or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

PART VIII-CHARGES

9. WITHDRAWAL CHARGES. The following is added at the end of the existing
Section:

We reserve the right to waive the Withdrawal Charge on Required Minimum Distribution payments.

PART IX - GENERAL PROVISIONS

10. STATUTORY COMPLIANCE. The following is added at the end of the existing
Section:

If this Contract fails to qualify as an individual retirement annuity under
Section 408(b) of the Code, we will have the right to terminate this Contract. We may do so, upon receipt of notice of such fact, before the Annuity Commencement Date. In that case, we will pay the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by


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you which would not have been payable with respect to an individual retirement annuity which meets the terms of Sections 408(b) of the Code.

However, we may also, at your request, transfer the Annuity Account Value to another annuity contract issued by an affiliate, subsidiary or us.

11. REPORTS AND NOTICES. The following is added at the end of the existing
Section:

We will send you a report as of the end of each calendar year showing the status of this Contract and any other reports required by the Code. We will also send to you information on Required Minimum Distributions as is prescribed by the Commissioner of Internal Revenue.

12. ASSIGNMENTS, NONTRANSFERABILITY, NONFORFEITABILITY. The existing provision is replaced by the following:

You may not transfer this Contract.

No portion of your interest in this Contract or your rights under this Contract may be sold, assigned, pledged or transferred to any person other than the issuer of this Contract, or discounted, encumbered or pledged as collateral for a loan or as security for an obligation.


AXA EQUITABLE LIFE INSURANCE COMPANY
[
/s/ Christopher M. Condron              /s/ Karen Field Hazin
-------------------------------------   ----------------------------------------
Christopher M. Condron                  Karen Field Hazin, VicePresident,
President and Chief Executive Officer   Secretary and Associate General Counsel]